Q2 Fiscal 2021 LETTER TO SHAREHOLDERS September 1, 2021

Chewy, Inc. | Q2 Fiscal 2021 Letter to Shareholders 2 Our mission To be the most trusted and convenient destination for pet parents (and partners) everywhere.

Chewy, Inc. | Q2 Fiscal 2021 Letter to Shareholders 3 $2.16 $404 +26.8% YoY +13.5% YoY +49.2% YoY +50.5% YoY +20 bps YoY 27.5% $(16.7)million $23.3 million 1.1% 20.1 billion FINANCIAL & OPERATING DATA million Net Sales Net Sales Per Active Customer (4) Net Loss (1) Adjusted EBITDA (2) Adjusted EBITDA Margin (2) +21.1% YoY Active Customers (3) Gross Margin +200 bps YoY Q2 Fiscal 2021 Highlights Q2 2020 Q2 2021 +110 bps YoY (0.8)% Net Margin (1) Q220 Q221 8/1/2021 8/2/2020 % Change 8/1/2021 8/2/2020 % Change $ 2,155,036 $ 1,699,859 26.8% $ 4,290,214 $ 3,321,252 29.2% $ (16,686) $ (32,817) 49.2% $ 22,033 $ (80,687) 127.3% (0.8)% (1.9)% 0.5% (2.4)% $ 23,272 $ 15,458 50.5% $ 100,626 $ 18,901 n/m 1.1% 0.9% 2.3% 0.6% $ 85,085 $ (28,890) n/m $ 183,451 $ (8,145) n/m $ 60,253 $ (56,035) 207.5% $ 119,737 $ (77,868) 253.8% 20,077 16,579 21.1% 20,077 16,579 21.1% $ 404 $ 356 13.5% $ 404 $ 356 13.5% $ 1,513,944 $ 1,161,603 30.3% $ 2,994,184 $ 2,262,792 32.3% 70.3% 68.3% 69.8% 68.1% (1) (2) (3) (4) (5) We define active customers as customers who have ordered, and for whom an order has shipped, at least once during the preceding 364-day period. We define net sales per active customer for a given fiscal quarter as the aggregate net sales for the preceding four fiscal quarters, divided by the total number of active customers at the end of that fiscal quarter. We define Autoship customers as customers for whom an order has shipped through our Autoship subscription program during the preceding 364-day period. We define Autoship customer sales as a percentage of net sales as the Autoship customer sales in a given reporting period divided by the net sales from all orders in that period. Adjusted EBITDA, adjusted EBITDA margin and free cash flow are non-GAAP financial measures. See “Non-GAAP Financial Measures” for additional information on non-GAAP financial measures and a reconciliation to the most comparable GAAP measures. Free cash flow (2) Active customers (3) Net sales per active customer (4) Autoship customer sales (5) Autoship customer sales as a percentage of net sales (5) n/m - not meaningful Adjusted EBITDA (2) Adjusted EBITDA margin (2) Net cash provided by (used in) operating activities 26 Weeks Ended Includes share-based compensation expense, including related taxes, of $25.6 million and $50.4 million for the thirteen and twenty-six weeks ended August 1, 2021, respectively, compared to $37.8 million and $80.1 million for the thirteen and twenty-six weeks ended August 2, 2020, respectively. (in thousands, except net sales per active customer and percentages) 13 Weeks Ended Net sales Net (loss) income (1) Net margin (1)

Chewy, Inc. | Q2 Fiscal 2021 Letter to Shareholders 4 We are pleased to share our results for the second quarter ended August 1, 2021. We delivered nearly half a billion dollars of net sales growth in the quarter and customer engagement levels remain high. Our pace of active customer acquisitions remains above pre-pandemic levels and we generated another quarter of positive adjusted EBITDA. Second-Quarter Financial Highlights: Chewy’s mission is to be the most trusted and convenient destination for pet parents (and partners) everywhere. We believe we are positively transforming the industry with a superior value proposition that keeps our customers at the center of everything we do, from our high-touch customer service, to our broad assortment of brands, to delivering on the core e-commerce tenets of speed and convenience. We are maniacally focused on providing a truly unique and personalized shopping experience that builds trust, brand loyalty, and drives repeat purchasing. • Net sales of $2.16 billion, an increase of 26.8 percent year over year • Gross margin expanded 200 basis points year over year to 27.5 percent • Adjusted EBITDA was $23.3 million and adjusted EBITDA margin expanded 20 basis points to 1.1 percent Dear Shareholder,

Chewy, Inc. | Q2 Fiscal 2021 Letter to Shareholders 5 Q2 Fiscal 2021 Business Highlights We have now crossed the halfway point of 2021, and our results once again demonstrate the strength of our business model and the incredible bond between pets and pet parents. Our business remains healthy, customer engagement continues to grow, and we are confident in our ability to build upon the strong results we delivered last year while navigating the uncertain market conditions due to the ever- evolving COVID-19 pandemic. Second-quarter net sales rose 27 percent, to $2.16 billion. To gain an even greater appreciation of our top line momentum, we believe it is also insightful to look at our net sales growth on a two-year stack basis. Through this view, second-quarter 2021 net sales grew at a two-year compound annual growth rate of 37 percent. Out-of-stock levels remained elevated in the second quarter, but they improved modestly versus the first quarter, resulting in a smaller drag on net sales in the second quarter. This is the result of supply chain conditions improving in some areas as certain vendors reduce backlogs. However, other areas like wet dog food are still being affected by industry-wide production capacity limitations. 20 MILLION CUSTOMERS AND GROWING We ended second quarter with 20.1 million customers, a year-over-year increase of 21 percent, or 29 percent on a two-year compound annual growth rate. Gross customer adds are running higher than pre-pandemic levels, but below the record levels we saw last year during the peak of pandemic-driven lockdowns. In fact, year-to-date we have acquired approximately 20 percent more new customers than we did in the first half of 2019, prior to the pandemic. Our retention rates remain stable as well. To better demonstrate the dynamics of new customer adds and retention as they relate to net active customer adds, we have included a supplemental section on this topic in our shareholder letter (see Page 17). NET SALES PER ACTIVE CUSTOMER EXCEEDS $400 IN SECOND QUARTER In addition to the number of customers we add, customer spending is equally as important to our growth equation. Second-quarter Net Sales per Active Customer (NSPAC) increased 14 percent to $404. This is a meaningful acceleration over the growth we reported in the first quarter, and the first time in the company’s history that NSPAC has surpassed $400. In fact, on an absolute dollar basis, both the year- over-year and sequential NSPAC increases were the largest in the company’s history. We expect that NSPAC growth will remain strong for the balance of the year as the 2020 cohort continues to mature and we expand our customer offerings.

Chewy, Inc. | Q2 Fiscal 2021 Letter to Shareholders 6 We have increased share of wallet from every cohort we’ve added to our platform over the past ten years, and our long-term revenue retention levels from each cohort remain well above 100 percent. As a result, our base of recurring revenues grows over time as the revenue produced by each cohort stacks on top of one another, like the layers of a cake. Because revenue retention is above 100 percent, each new cohort’s contribution to net sales is completely incremental to the base. This dynamic, combined with our ability to consistently improve margins, creates a powerful long-term growth and profitability flywheel. IMPROVING SG&A AND CUSTOMER EXPERIENCE We recently announced that our 14th fulfillment center (and 4th automated fulfillment center) will open near Nashville, Tennessee in the fall of 2022. Nashville now joins Kansas City, Missouri and Reno, Nevada in the pipeline of fulfillment centers that we will open over the next 12 to 14 months. Additional efficiency driving measures include technology which custom-makes boxes based on the size of the contents. This process is not only faster than manual pack-and-ship, but it also reduces the amount of corrugate and packaging material used per order, which reduces costs and is better for the environment. We are also refining our pick-pack-and ship process to reduce the time spent configuring box contents, which helps expedite how quickly packages leave our fulfillment centers. Collectively, once these three automated facilities and efficiency measures are fully ramped, we expect increased fulfillment productivity will produce 40 to 60 basis points of incremental SG&A operating leverage and reduce our future exposure to labor market volatility. We are also deploying new software across our fulfillment center network to improve productivity, reduce per-unit fulfillment costs, and positively impact sustainability. For example, in the second quarter, we launched proprietary machine-learning-driven software, which streamlines order routing and allocation across our growing fulfillment center network to optimize shipment volume, customer promise, and cost- to-fulfill. At our current scale, the fully realized benefits from this proprietary software are expected to be between 30 and 50 basis points of margin improvement. Once fully ramped across our fulfillment center network, we expect these initiatives to contribute a combined 70 to 110 basis points of incremental adjusted EBITDA margin. Moreover, these efforts have become increasingly relevant as labor markets remain challenged, transportation networks become capacity constrained, and inflationary pressures on freight costs begin to rise. CHEWY HEALTH In Chewy Health, we continue to think big and innovate rapidly to serve our growing base of customers and veterinarian partners. First, we are very excited to launch a marketplace for veterinarians directly on Chewy.com to help them grow clinic revenues and improve experience for pet parents. This revolutionary free service enables veterinarians to choose to list items on Chewy.com, set prices, create pre-approved prescriptions, and earn revenue when customers place an order in-clinic or purchase from them via Chewy. Moreover, the service allows millions of Chewy customers to purchase pet medications directly from their veterinarian while shopping on Chewy.com, with fast, free shipping directly from our nationwide network of fulfillment centers. What is even more exciting is that the backend prescription management capability of this platform is powered by our Petscriptions product, which is currently in use at more than 8,000 clinics across the country. Collectively, we are branding this innovative new platform as “Practice Hub”, through which we are offering veterinarians a complete e-commerce solution for their customers. Practice Hub leverages the benefits of our quick and reliable delivery, unparalleled customer care, and convenient Autoship subscription service. We look forward to sharing more details with you in the near future.

Chewy, Inc. | Q2 Fiscal 2021 Letter to Shareholders 7 Second, we are pleased to announce that our 3rd Chewy pharmacy will open later this year. This new facility — located in Pittston, Pennsylvania — will provide fulfillment services for pet medications and special dietary food, providing Chewy Health customers in the northeast and mid-Atlantic with even faster delivery of pet prescriptions and other health and wellness products. Last, but not least, our compounding pharmacy service continues to ramp up nicely since its launch last fall. It is still early days, but results thus far are confirming our investment thesis. Compounding net sales increased by almost 50 percent sequentially between first and second quarter 2021 on increased order volume and larger basket sizes, and Autoship penetration increased over 250 basis points over the same period. Most importantly, compounding is attracting new customers to Chewy Health, with 65 percent of new compounding customers either being new to Chewy entirely, or existing Chewy customers who are first-time healthcare consumers. Services like compounding, which at the present moment are available only to our customers, show how Chewy is uniquely positioned to assist pet parents who need customized solutions in an otherwise limited marketplace. Here at Chewy, we are pleased with, and proud of, our progress in pet healthcare. With every innovation that improves customer or veterinarian experience, we progress one step closer to fulfilling our mission of making pet healthcare more affordable and accessible for every pet parent in the country, and we are doing so by keeping veterinarians at the center of the equation. Further, each new product or service that we launch to benefit our customers or veterinarian partners further positions us as the only player in the pet industry who is building out a full pet healthcare ecosystem that effectively services both pet parents and veterinarians. In doing so, we are positioning ourselves to assume market leadership in this $35 billion, rapidly expanding TAM. Our pet health and wellness offerings from Chewy Health include OTC medicines, veterinary diet, pharmacy, compounding medications, telehealth, Petscriptions, and now “Practice Hub” — a unique and innovative marketplace that provides the veterinarian community a complete e-commerce solution that leverages all the strengths of Chewy.com. Most importantly, we are just getting started. In addition to the innovations above, we are working on multiple new initiatives across Chewy Health, and we look forward to sharing these with you in the months ahead.

Q2 Fiscal 2021 Financial Highlights

Chewy continued to deliver on our growth strategy in the second quarter of 2021 as we produced another quarter of positive adjusted EBITDA. Year-over-year, net sales increased 26.8 percent, and gross margin expanded 200 basis points.

Net Sales

Net sales were $2.16 billion, a year-over-year increase of 26.8 percent. The key revenue drivers in the quarter were a 21.1 percent increase in active customers and a 13.5 percent increase in net sales per active customer, to $404. We continue to add new customers to the platform and capture greater share of wallet from those customers over time as they direct a greater share of their spending towards us.



($Millions)
$1,700
$1,782
$2,043
$2,135
$2,155
Q2'20
Q3'20
Q4'20
Q1'21
Q2'21

Autoship Customer Sales

Autoship customer sales were $1.51 billion, a year-over-year increase of 30.3 percent, and reached 70.3 percent of total net sales. We define Autoship customers as customers for whom an order has shipped through our Autoship subscription program during the preceding 364-day period. Autoship provides pet parents with convenient and flexible automatic reordering and delivery that makes meeting their recurring needs even easier.



($Millions)
$1,162
$1,233
$1,394
$1,480
$1,514
Q2'20
Q3'20
Q4'20
Q1'21
Q2'21

Gross Margin

Gross margin of 27.5 percent was a 200 basis point improvement over last year. Delivering 200 basis points of gross margin expansion in the current environment is evidence of our ability to scale operations, increase share of wallet, and build a strong recurring revenue base by delivering best-in-class service to each and every pet parent.



20.2%
23.6%
25.5%
25.5%
27.5%
FY'18
FY'19
FY'20
Q2'20
Q2'21

NOTE: Gross Margin is defined as Gross Profit divided by Net Sales.

Chewy, Inc. | Q2 Fiscal 2021 Letter to Shareholders 8

Chewy, Inc. | Q2 Fiscal 2021 Letter to Shareholders 9 Net loss was $16.7 million compared to $32.8 million last year, reflecting the net impact of sales momentum, expanded gross margin, and elevated operating expenses related to supply chain challenges and higher marketing input costs. Net loss included share-based compensation and related tax expense of $25.6 million compared to $37.8 million last year. Net margin was negative 0.8 percent, a 110 basis point improvement over last year. Excluding share-based compensation and related tax expense, net margin was 0.4 percent, a 10 basis point improvement over last year. Net Loss Adjusted EBITDA was $23.3 million, an increase of $7.8 million year over year. Adjusted EBITDA margin was 1.1 percent, an improvement of 20 basis points versus the second quarter of 2020. Higher gross profit was partially offset by increases in operating costs including the launch of new fulfillment centers, bonuses and incentives for fulfillment center and customer service team members, and higher marketing spend as a recovering economy drove a rapid increase in digital advertising input costs. Adjusted EBITDA(1) Net cash provided by operating activities was $85.1 million, compared to a use of $28.9 million in the second quarter of 2020. The positive operating cash in the quarter was primarily a function of favorable working capital that was partially offset by growth in inventory levels as we worked to protect our supply chain. Net Cash Provided by (Used in) Operating Activities ($Millions) ($Millions) ($Millions) (1) Adjusted EBITDA is a non-GAAP financial measure. See “Non-GAAP Financial Measures” below for additional information on non-GAAP financial measures and a reconciliation to the most comparable GAAP measures.

Chewy, Inc. | Q2 Fiscal 2021 Letter to Shareholders 10 Free cash flow was positive $60.3 million compared to negative $56.0 million last year. Second-quarter free cash flow included $85.1 million of cash provided by operating activities and $24.8 million of cash used by capital investments. Capital investments included additions to our fulfillment network, including cash outlays for our new fulfillment centers in Pennsylvania and Kansas City as well as ongoing information technology projects. We finished the quarter with $725.0 million of cash and cash equivalents on the balance sheet. We will host a conference call and earnings webcast at 5:00 pm Eastern time today to discuss these results. Investors and participants can access the call by dialing (844) 378-6481 in the U.S. or (412) 317-5159 internationally, using the conference code 10158926. A live webcast will also be available on Chewy’s investor relations website at investor.chewy.com. Thank you for taking the time to review our letter, and we look forward to your questions on our call this afternoon. Sincerely, Sumit Singh, CEO Free Cash Flow(1) Media Contact: Diane Pelkey dpelkey@chewy.com Investor Contact: Robert A. LaFleur ir@chewy.com Closing ($Millions) Mario Marte, CFO (1) Free cash flow is a non-GAAP financial measure. See “Non-GAAP Financial Measures” below for additional information on non-GAAP financial measures and a reconciliation to the most comparable GAAP measures

Chewy, Inc. | Q2 Fiscal 2021 Letter to Shareholders 11 Condensed Consolidated Balance Sheets Chewy, Inc. (in thousands, except share and per share data) As of August 1, January 31, 2021 2021 Assets (Unaudited) Current assets: Cash and cash equivalents $ 724,997 $ 563,345 Accounts receivable 113,433 100,699 Inventories 505,978 513,304 Prepaid expenses and other current assets 48,126 49,430 Total current assets 1,392,534 1,226,778 Property and equipment, net 277,413 210,017 Operating lease right-of-use assets 338,334 297,213 Other non-current assets 10,081 6,902 Total assets $ 2,018,362 $ 1,740,910 Liabilities and stockholders’ equity (deficit) Current liabilities: Trade accounts payable $ 829,021 $ 778,365 Accrued expenses and other current liabilities 709,927 602,497 Total current liabilities 1,538,948 1,380,862 Operating lease liabilities 372,400 328,231 Other long-term liabilities 31,961 33,821 Total liabilities 1,943,309 1,742,914 Stockholders’ equity (deficit): Preferred stock, $0.01 par value per share, 5,000,000 shares authorized, no shares issued and outstanding as of August 1, 2021 and January 31, 2021 — — Class A common stock, $0.01 par value per share, 1,500,000,000 shares authorized, 106,574,936 and 97,708,518 shares issued and outstanding as of August 1, 2021 and January 31, 2021, respectively 1,066 977 Class B common stock, $0.01 par value per share, 395,000,000 shares authorized, 311,188,356 and 317,338,356 shares issued and outstanding as of August 1, 2021 and January 31, 2021, respectively 3,112 3,173 Additional paid-in capital 1,985,800 1,930,804 Accumulated deficit (1,914,925) (1,936,958) Total stockholders’ equity (deficit) 75,053 (2,004) Total liabilities and stockholders’ equity (deficit) $ 2,018,362 $ 1,740,910

Chewy, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data. Unaudited)

	13 Weeks Ended		26 Weeks Ended	
	August 1, 2021	August 2, 2020	August 1, 2021	August 2, 2020
Net sales	$ 2,155,036	$ 1,699,859	$ 4,290,214	$ 3,321,252
Cost of goods sold	1,561,582	1,266,503	3,106,984	2,509,187
Gross profit	593,454	433,356	1,183,230	812,065
Operating expenses:				
Selling, general and administrative	437,672	343,181	843,892	663,238
Advertising and marketing	171,968	122,446	316,403	228,584
Total operating expenses	609,640	465,627	1,160,295	891,822
(Loss) income from operations	(16,186)	(32,271)	22,935	(79,757)
Interest expense, net	(500)	(546)	(902)	(930)
(Loss) income before income tax provision	(16,686)	(32,817)	22,033	(80,687)
Income tax provision	—	—	—	—
Net (loss) income	$ (16,686)	$ (32,817)	$ 22,033	$ (80,687)
Net (loss) income per share attributable to common Class A and Class B stockholders, basic	$ (0.04)	$ (0.08)	$ 0.05	$ (0.20)
Net (loss) income per share attributable to common Class A and Class B stockholders, diluted	$ (0.04)	$ (0.08)	$ 0.05	$ (0.20)
Weighted average common shares used in computing net (loss) income per share attributable to common Class A and Class B stockholders, basic	416,665	404,377	415,957	402,891
Weighted average common shares used in computing net (loss) income per share attributable to common Class A and Class B stockholders, diluted	416,665	404,377	427,458	402,891

Chewy, Inc. | Q2 Fiscal 2021 Letter to Shareholders

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Chewy, Inc. | Q2 Fiscal 2021 Letter to Shareholders 13 Condensed Consolidated Statements of Cash Flows Chewy, Inc. (in thousands, Unaudited) 26 Weeks Ended August 1, 2021 August 2, 2020 Cash flows from operating activities Net income (loss) $ 22,033 $ (80,687) Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities: Depreciation and amortization 24,117 15,336 Share-based compensation expense 44,884 75,380 Non-cash lease expense 16,399 11,082 Other 179 216 Net change in operating assets and liabilities: Accounts receivable (12,734) (13,298) Inventories 7,326 (135,232) Prepaid expenses and other current assets (31,695) (2,010) Other non-current assets (3,324) (99) Trade accounts payable 50,656 19,554 Accrued expenses and other current liabilities 78,233 92,650 Operating lease liabilities (10,562) (7,196) Other long-term liabilities (2,061) 16,159 Net cash provided by (used in) operating activities 183,451 (8,145) Cash flows from investing activities Capital expenditures (63,714) (69,723) Cash advances provided to PetSmart, net of reimbursements — (3,918) Net cash used in investing activities (63,714) (73,641) Cash flows from financing activities Proceeds from tax sharing agreement with related parties 42,405 23,213 Contribution from PetSmart — 650 Principal repayments of finance lease obligations (490) (323) Net cash provided by financing activities 41,915 23,540 Net increase (decrease) in cash and cash equivalents 161,652 (58,246) Cash and cash equivalents, as of beginning of period 563,345 212,088 Cash and cash equivalents, as of end of period $ 724,997 $ 153,842

Chewy, Inc. | Q2 Fiscal 2021 Letter to Shareholders 14 Non-GAAP Financial Measures Adjusted EBITDA and Adjusted EBITDA Margin To provide investors with additional information regarding our financial results, we disclose adjusted EBITDA, a non-GAAP financial measure that we calculate as net income (loss) excluding depreciation and amortization; share-based compensation expense and related taxes; income tax provision; interest income (expense), net; management fee expense; transaction related costs; and litigation matters and other items that we do not consider representative of our underlying operations. We have provided a reconciliation below of adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure. We include adjusted EBITDA because it is a key measure used by our management and board of directors to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the exclusion of certain expenses in calculating adjusted EBITDA facilitates operating performance comparability across reporting periods by removing the effect of non- cash expenses and certain variable charges. Accordingly, we believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. We believe it is useful to exclude non-cash charges, such as depreciation and amortization, share-based compensation expense and management fee expense from our adjusted EBITDA because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations. We believe it is useful to exclude income tax provision; interest income (expense), net; transaction related costs; and litigation matters and other items which are not components of our core business operations. Adjusted EBITDA has limitations as a financial measure, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are: • although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and adjusted EBITDA does not reflect capital expenditure requirements for such replacements or for new capital expenditures; • adjusted EBITDA does not reflect share-based compensation and related taxes. Share-based compensation has been, and will continue to be for the foreseeable future, a recurring expense in our business and an important part of our compensation strategy; • adjusted EBITDA does not reflect interest income (expense), net; or changes in, or cash requirements for, our working capital; • adjusted EBITDA does not reflect transaction related costs and other items which are either not representative of our underlying operations or are incremental costs that result from an actual or planned transaction and include litigation matters, integration consulting fees, internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and converging IT systems; and • other companies, including companies in our industry, may calculate adjusted EBITDA differently, which reduces its usefulness as a comparative measure. Because of these limitations, you should consider adjusted EBITDA and adjusted EBITDA margin alongside other financial performance measures, including various cash flow metrics, net income (loss), net margin, and our other GAAP results.

The following table presents a reconciliation of net income (loss) to adjusted EBITDA for each of the periods indicated.

($ in thousands, except percentages)	13 Weeks Ended		26 Weeks Ended	
Reconciliation of Net (Loss) Income to Adjusted EBITDA	August 1, 2021	August 2, 2020	August 1, 2021	August 2, 2020
Net (loss) income	$ (16,686)	$ (32,817)	$ 22,033	$ (80,687)
Add (deduct):				
Depreciation and amortization	12,691	8,083	24,117	15,336
Share-based compensation expense and related taxes	25,589	37,797	50,361	80,138
Interest expense, net	500	546	902	930
Management fee expense[1]	—	325	—	650
Transaction related costs	140	—	971	—
Other	1,038	1,524	2,242	2,534
Adjusted EBITDA	$ 23,272	$ 15,458	$ 100,626	$ 18,901
Net sales	$ 2,155,036	$ 1,699,859	$ 4,290,214	$ 3,321,252
Net margin	*(0.8)%*	*(1.9)%*	*0.5 %*	*(2.4)%*
Adjusted EBITDA margin	*1.1 %*	*0.9 %*	*2.3 %*	*0.6 %*

(1) Management fee expense allocated to us by PetSmart LLC for organizational oversight and certain limited corporate functions provided by its sponsors. Although we are not a party to the agreement governing the management fee, this management fee is reflected as an expense in our condensed consolidated financial statements during the thirteen and twenty-six weeks ended August 2, 2020.

We define net margin as net income (loss) divided by net sales and adjusted EBITDA margin as adjusted EBITDA divided by net sales.

Free Cash Flow

To provide investors with additional information regarding our financial results, we also disclose free cash flow, a non-GAAP financial measure that we calculate as net cash provided by (used in) operating activities less capital expenditures (which consist of purchases of property and equipment, including servers and networking equipment, capitalization of labor related to our website, mobile applications, and software development, and leasehold improvements). We have provided a reconciliation below of free cash flow to net cash provided by (used in) operating activities, the most directly comparable GAAP financial measure.

We include free cash flow because it is an important indicator of our liquidity as it measures the amount of cash we generate. Accordingly, we believe that free cash flow provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

Free cash flow has limitations as a financial measure, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. There are limitations to using non-GAAP financial measures, including that other companies, including companies in our industry, may calculate free cash flow differently. Because of these limitations, you should consider free cash flow alongside other financial performance measures, including net cash provided by (used in) operating activities, capital expenditures and our other GAAP results.

The following table presents a reconciliation of net cash provided by operating activities to free cash flow for each of the periods indicated.

($ in thousands)	13 Weeks Ended		26 Weeks Ended	
Reconciliation of Net Cash Provided by (Used in) Operating Activities to Free Cash Flow	August 1, 2021	August 2, 2020	August 1, 2021	August 2, 2020
Net cash provided by (used in) operating activities	$ 85,085	$ (28,890)	$ 183,451	$ (8,145)
Deduct:				
Capital expenditures	(24,832)	(27,145)	(63,714)	(69,723)
Free Cash Flow	$ 60,253	$ (56,035)	$ 119,737	$ (77,868)

Chewy, Inc. | Q2 Fiscal 2021 Letter to Shareholders

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Chewy, Inc. | Q2 Fiscal 2021 Letter to Shareholders 16 Fiscal Third Quarter 2021 Guidance Market, Ranking and Other Industry Data In this communication we refer to information regarding market data obtained from internal sources, market research, publicly available information, and industry publications. Estimates are inherently uncertain, involve risks and uncertainties, and are subject to change based on various factors, including those discussed in the section titled “Forward-Looking Statements” and the “Risk Factors” included in our periodic filings with the Securities and Exchange Commission. We believe that these sources and estimates are reliable as of the date of this communication but have not independently verified them and cannot guarantee their accuracy or completeness. We have not reconciled our adjusted EBITDA outlook to GAAP net income (loss) because we do not provide an outlook for GAAP net income (loss) due to the uncertainty and potential variability of other income, net, and provision for (benefit from) income taxes, which are reconciling items between adjusted EBITDA and GAAP net income (loss). Because such items cannot be reasonably predicted, we are unable to provide a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure. However, such items could have a significant impact on GAAP net income (loss). Fiscal Year 2021 Guidance Adjusted EBITDA Margin (1) (1) Adjusted EBITDA and adjusted EBITDA Margin are non-GAAP financial measures. See “Non-GAAP Financial Measures” for additional information on non-GAAP financial measures. It remains important to note that conditions surrounding COVID-19 remain unpredictable and risks still remain. See the section titled “Forward-Looking Statements” and the “Risk Factors” included in our periodic filings with the Securities and Exchange Commission. 80 to 120 basis point improvement year over year Net Sales $2.20 billion - $2.22 billion 23% to 25% year-over-year growth Net Sales $8.9 billion - $9.0 billion 25% to 26% year-over-year growth Free cash flow may be affected in the near to medium term by the timing of capital investments (such as the launch of new fulfillment centers, customer service centers, and corporate offices and purchases of IT and other equipment), fluctuations in our growth and the effect of such fluctuations on working capital, and changes in our cash conversion cycle due to increases or decreases of vendor payment terms as well as inventory turnover. Guidance We remain confident in our second half outlook. Despite the uncertainty of the current operating environment, we continue to execute our business plan with rigor and enthusiasm. Our fundamental growth drivers — expanding our customer base, increasing share of wallet, and building out our highly-profitable verticals — remain intact. We continue to drive year-over-year improvements in key metrics like net sales, gross margin, Adjusted EBITDA margin, NSPAC, and free cash flow. And finally, amidst all the ongoing uncertainty, the Chewy team remains as relentless and customer-obsessed as ever, delivering new and exciting experiences to our pet parents and delivering top- and bottom-line growth for our shareholders.

Net Active Customer Additions - Math and Mechanics

To further aid in the understanding of the math and mechanics behind net active customer adds, we are including a simple example with hypothetical customer acquisition and retention rates, and a three-year time horizon. The below are for illustration purposes only, and are not meant to depict, on an absolute or relative basis, Chewy's actual acquisition or attrition rates. The inclusion of the hypothetical information in this document should not be regarded as a representation by any person that these acquisition or attrition rates be achieved in any period.

In this example, we begin in Year 1 and assume that 100 new customers join the platform. As such, gross active customer adds for Year 1 are 100. Net active customer adds in Year 1 are also 100, as every new customer is included in the active customer count for 364 days following their acquisition.

Assume that in Year 2 the number of new customers added increases to 140. We expect a portion of Year 1 new customers to attrit in Year 2, and let us assume that 20 of the 100 customers acquired in Year 1 (or 20 percent) leave the platform. In this case, Year 2 net active customer adds equal 120: the 140 gross active customer adds from Year 2 minus the 20 customers that attrit from Year 1.

Finally, assume that in Year 3 we add 120 new customers. This is 20 more new customers than were added in Year 1, but 20 fewer new customers than were added in Year 2. Attrition in Year 3 will consist of the 20 percent of Year 2 customers who leave the platform, or 28 customers, and some residual attrition from the customers added in Year 1 (let us assume this to be 5 percent of the original new customer count, or 5 customers). So total attrition in Year 3 will be 33, and net active customers adds will be 87.

Gross vs. Net Active Customer Additions

	Year 1	Year 2	Year 3
Beginning Active Customers	**0**	**100**	**220**
New customer additions	100	140	120
Attrition from Prior Year Cohort (assume 20%)	*0*	*(20)*	*(28)*
Attrition from Two Years Prior Cohort (assume 5%)	*0*	*0*	*(5)*
Total attrition	0	(20)	(33)
Ending Active Customers	**100**	**220**	**307**
Gross Active Customer Additions	**100**	**140**	**120**
Net Active Customer Additions	**100**	**120**	**87**
Net active adds as % of new customers added	*100%*	*86%*	*73%*

This example demonstrates how variability in new customer additions over time may influence net active customer adds over the same time horizon.

Chewy, Inc. | Q2 Fiscal 2021 Letter to Shareholders 17

Chewy, Inc. | Q2 Fiscal 2021 Letter to Shareholders 18 Forward-Looking Statements This communication contains forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this communication, including statements regarding our future results of operations or financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will” or “would” or the negative of these words or other similar terms or expressions. These forward-looking statements include, but are not limited to, statements concerning our ability to: successfully manage risks relating to the spread of COVID-19, including any adverse impacts on our supply chain, workforce, facilities, customer services, and operations; sustain our recent growth rates and manage our growth effectively; acquire new customers in a cost-effective manner and increase our net sales per active customer; accurately predict economic conditions, particularly the impact on economic conditions of the spread of COVID-19 and their impact on consumer spending patterns, particularly in the pet products market, and accurately forecast net sales and appropriately plan our expenses in the future; introduce new products or offerings and improve existing products; successfully compete in the pet products and services retail industry, especially in the e-commerce sector; source additional, or strengthen our existing relationships with, suppliers; negotiate acceptable pricing and other terms with third-party service providers, suppliers and outsourcing partners and maintain our relationships with such entities; optimize, operate and manage the expansion of the capacity of our fulfillment centers including risks from the spread of COVID-19 relating to our plans to expand capacity and develop new facilities; provide our customers with a cost-effective platform that is able to respond and adapt to rapid changes in technology; maintain adequate cybersecurity with respect to our systems and ensure that our third-party service providers do the same with respect to their systems; successfully manufacture and sell our own proprietary brand products; maintain consumer confidence in the safety and quality of our vendor-supplied and proprietary brand food products and hardgood products; comply with existing or future laws and regulations in a cost-efficient manner; attract, develop, motivate and retain well-qualified employees; and adequately protect our intellectual property rights and successfully defend ourselves against any intellectual property infringement claims or other allegations that we may be subject to. You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this communication primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, and results of operations. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in our filings with the Securities and Exchange Commission and elsewhere in this communication. Moreover, we operate in a very competitive and rapidly-changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this communication. The results, events and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this communication. While we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements. The forward-looking statements made in this communication relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this communication to reflect events or circumstances after the date of this communication or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments.